Exhibit 99.1

AMENDMENT AGREEMENT

ZAP and Smart Automobile LLC (“SA”) agree to amend the Exclusive Purchase, License and Supply Agreement dated April 19, 2004 (the “Agreement”) between the parties to cancel the license provided for in the Agreement and to amend the consideration to be paid to SA. As Daimler Chrysler has announced that they will be distributing a two-seat Smart Car in the near future, the license value has ceased to exist as contemplated by the Agreement.

It is agreed that the cancellation of the license provided for in the Agreement does not affect (i) ZAP’s ability to purchase Smart Cars from SA, (ii) the exclusive distribution relationship between SA and ZAP provided for in the Agreement and certain other agreements entered into subsequent to the Agreement, or (iii) the transfer of DOT rights provided for in a July 14, 2006 agreement entered into between the parties.

The continuing agreements are amended to provide that ZAP’s sole obligation to SA in payment for the exclusive distribution right shall be a grant of a warrant for the purchase of 50,000 shares at $1.75 per share for every 100 Smart Cars delivered should SA be successful in obtaining more Smart Cars for ZAP.

This simplified agreement amends all previous license, distribution or asset agreements between the parties.

IT IS SO AGREED:

August 30, 2006

/s/  Thomas Heidemann
Smart Automobile LLC

August 30, 2006

/s/  Steven M. Schneider
ZAP